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                                                                     EXHIBIT 3.2
                               AMENDMENT NO. 2 TO
                          AMENDED AND RESTATED BY-LAWS
                                       OF
                             TRACTOR SUPPLY COMPANY

        The Board of Directors of Tractor Supply Company, a Delaware corporation (the "Company"), at a meeting of the Board of Directors duly called and held on April 20, 2005, approved and adopted the following amendments to the Amended and Restated By-Laws of the Company, as amended by Amendment No. 1 to the Amended and Restated By-Laws (collectively, the "Amended and Restated By-Laws") in accordance with Section 11.1 of the Amended and Restated By-Laws, which approval and adoption was effective upon the approval by the stockholders of the Third Certificate of Amendment to the Certificate of Incorporation of the Company at the annual meeting of the stockholders of the Company held on April 21, 2005:

        1. This Amendment No. 2 to Amended and Restated By-Laws amends the Amended and Restated By-Laws as follows:

        (a) Section 3.1 of the Amended and Restated By-Laws is hereby deleted in its entirety and replaced with the following:

        "       Section 3.1 NUMBER. The Board of Directors shall consist of one or more directors, as fixed from time to time by resolution of the Board of Directors in accordance with applicable law."

        (b) Section 3.2 of the Amended and Restated By-Laws is hereby deleted in its entirety and replaced with the following:

        "       Section 3.2 ELECTION AND TERM OF OFFICE. Commencing at the 2005
        annual meeting of stockholders, directors will be elected at each annual meeting of stockholders of the Company and will hold office for a term expiring at the next annual meeting of stockholders or until their successors are elected and qualified or until their earlier resignation or removal."

        (c) Section 3.11 of the Amended and Restated By-Laws is hereby deleted in its entirety and replaced with the following:

        "       Section 3.11 REMOVAL OF DIRECTORS. Any director, or the entire
        Board of Directors, may be removed from office at any time by the affirmative vote of the holders of the majority of all outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class at a duly held meeting."

        2. Except as otherwise set forth in this Amendment No. 2 to the Amended and Restated By-Laws, all other terms and provisions of the Amended and Restated By-Laws shall remain in full force and effect.